Exhibit 5.1

YIGAL ARNON & CO.
ADVOCATES AND NOTARY

Tel Aviv         January 26, 2006

Direct Dial:	972-608-7856
Direct Fax:	972-608-7714
E-mail:	davids@arnon.co.il

Tower Semiconductor Ltd.
Ramat Gavriel Industrial Zone
Migdal Haemek
ISRAEL

Dear Sir and Madam:

        We have acted as Israeli counsel to Tower Semiconductor Ltd. (the “Company”), a corporation organized under the laws of the State of Israel. As such, we have participated in the preparation of the Company's registration statement on Form F-3 (the “Registration Statement”) relating to the registration, under the United States Securities Act of 1933, as amended, of the following offerings: (i) the resale of up to 31,191,606 U.S. dollar denominated debentures (the “Debentures”), each of $1.00 in principal amount, convertible into ordinary shares of the Company, par value 1.00 NIS each; (ii) the resale of up to 28,356,005 ordinary shares of the Company, par value 1.00 NIS each, issuable upon the conversion of the Debentures (the “Debenture Shares”); and (iii) the resale of up to 9,161,060 ordinary shares of the Company, par value 1.00 NIS each, issuable upon the exercise of warrants (the “Warrants”) by certain selling security holders (the “Warrant Shares”).

        As counsel to the Company in Israel, we have examined such corporate records, documents, agreements and such matters of law, as we have considered necessary or appropriate for the purpose of rendering this opinion. Upon the basis of such examination, we advise you that in our opinion:

1.	The Debentures are duly authorized, legally issued under the laws of the State of Israel and are entitled to the benefits of the indenture substantially in the form filed as an exhibit to the Registration Statement (the “Indenture”).

2.	The Debenture Shares, if and when paid for through the conversion of the Debentures and issued in accordance with the terms of the Debentures and the Indenture, will be duly authorized, legally issued, fully paid and nonassesable.

3.	The Warrant Shares, if and when paid for and issued in accordance with the terms and conditions of the exercise of the Warrants, will be duly authorized, legally issued, fully paid and nonassesable.

YIGAL ARNON & CO.

        We are members of the Israel Bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction. Eilenberg & Krause LLP may rely upon this opinion for the purpose of rendering their opinion dated the date hereof, with respect to certain matters concerning the Debentures.

        We consent to the reference to this firm under the caption “Legal Matters” in the Registration Statement, and we consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, /s/ Yigal Arnon & Co. —————————————— Yigal Arnon & Co.